UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue
Suite 3100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 17, 2007, Cheniere Creole Trail Pipeline, L.P. (“CCTP”), a wholly-owned subsidiary of Cheniere Energy, Inc. (“Cheniere”), executed Amendment No. 1 to that certain purchase order no. 51525-Pipe-003-00 with ILVA S.p.A. (“ILVA”), dated August 4, 2006, for the purchase of approximately 952,700 feet of pipe at an original cost of approximately $175.7 million. In conjunction with CCTP’s previous disclosure of its intent to construct a single pipeline to the north and northeast of the Creole Trail LNG receiving terminal, rather than the dual pipeline originally proposed, CCTP exercised its right under the purchase order to terminate for convenience a portion of its original pipe order, and with this Amendment No. 1, reduced the purchase order quantity to approximately 342,140 feet. As a result, the cost for the pipe was reduced to approximately $67.4 million.

Pipe purchased under this amendment will be produced and delivered in two phases, with the initial phase scheduled for delivery in 2007 as necessary to accommodate planned in-service during the second quarter of 2008. Pipe for phase two shall begin production no earlier than December 1, 2007 and shall be delivered no later than August 15, 2008. The letter of credit previously delivered by CCTP to ILVA under the original purchase order will be reduced from $88 million to approximately $4 million in accordance with its phase one obligations. CCTP will deliver to ILVA a second letter of credit to secure its phase two obligations under the purchase order in the amount of approximately $30 million by the later of December 1, 2007 or the commencement of phase two steel pouring.

The foregoing description of Amendment No. 1 to the purchase order no. 51525-Pipe-003-00 with ILVA is not complete and is qualified in its entirety by reference to the document filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 1, dated January 17, 2007, to Purchase Order No. 51525-Pipe-003-00, dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and ILVA S.p.A. (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: January 23, 2007	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 1, dated January 17, 2007, to Purchase Order No. 51525-Pipe-003-00, dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and ILVA S.p.A. (filed herewith).